Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Raj Ventures, Inc. (A Development Stage Company), of our report dated March 21, 2011 on our audit of the financial statements of Raj Ventures, Inc. (A Development Stage Company) as of December 31, 2010 and 2009, and the related statement of operations, shareholders’ equity/(deficit) and cash flows for the year ended December 31, 2010, for the period from October 14, 2009 (inception) to December 31, 2009 and cumulative from October 14, 2009 (inception) through December 31, 2010. We also consent to the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC
Schaumburg, Illinois
March 25, 2011